EXHIBIT 10.5
Sixth Amendment and Restatement of the
Centene Corporation Voluntary
Nonqualified Deferred Compensation Plan

ARTICLE I
PURPOSE AND EFFECTIVE DATE

The purpose of the Centene Corporation Voluntary Nonqualified Deferred Compensation Plan ("Plan") is to aid Centene Corporation and its subsidiaries in retaining and attracting executive employees by providing them with tax deferred savings opportunities. The Plan provides a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), of Centene Corporation with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. The Plan is intended to conform to the requirements of Code §409A. A Participant's Account that was earned and vested prior to January 1, 2005, plus subsequent earnings thereon, shall not be subject to the terms of this Plan but shall be subject to the terms of the prior plan dated June 1, 2002. The Plan has been amended and restated on five previous occasions. The Sixth Amendment and Restatement of the Plan shall be effective January 1, 2023.

ARTICLE II
DEFINITIONS
For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.01
Administrative Committee. "Administrative Committee" or "Committee" means the Company’s Head of Human Resources officer or other individuals to whom the Compensation Committee has delegated the authority to take action under the Plan.

Section 2.02
Base Salary. "Base Salary" means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant is employed by the Company, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.02 and (B) contributions made on their behalf to any qualified plan maintained by the Company or to any cafeteria plan under Code Section 125 maintained by the Company.

Section 2.03
Base Salary Deferral. "Base Salary Deferral" means the amount of a Participant's Base Salary which the Participant elects to have withheld on a pre-tax basis from their Base Salary and credited to their Deferral Account pursuant to Section 4.02.

Section 2.04
Beneficiary. "Beneficiary" means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.

Section 2.05
Board. "Board" means the Board of Directors of Centene Corporation.

Section 2.06
Annual Bonus Compensation. "Annual Bonus Compensation" or "Bonus Compensation" means the bonus plan that is eligible for payment once per year, based on funding approval by the Board, and is determined by established metrics.

Section 2.07
Cash Long-Term Incentive Plan Deferral. "Cash Long-Term Incentive Plan Deferral" means the amount of a Participant's Cash Long-Term Incentive Plan compensation (Cash LTIP) which the Participant elects to have withheld on a pre-tax basis from their Cash LTIP Compensation and credited to their account pursuant to Section 4.02.

Section 2.08
Change of Control. For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall occur: (A) any Person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including Executive, is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; (B) individuals who, as of the date of this Agreement, constitute the Board of Directors (the "Incumbent Board"), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a Director subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or (C) the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation. In order to qualify as Change in Control, the event or events must also qualify as a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A.

Section 2.09
Code. "Code" shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

Section 2.10
Company. "Company" means Centene Corporation, its successors, any subsidiary or affiliated organizations authorized by the Board or the Compensation Committee to participate in the Plan and any organization into which or with which Centene Corporation may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.11
Compensation Committee. "Compensation Committee" means the Compensation Committee of the Board of Directors.

Section 2.12
Deferral Account. "Deferral Account" means the account maintained by the Administrative Committee for each Participant pursuant to Article VI.

Section 2.13
Deferral Period. "Deferral Period" means the period after which payment of the Deferred Amount is to be made or begin to be made.

Section 2.14
Deferred Amount. "Deferred Amount" means the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan.

Section 2.15
Designee. "Designee" shall mean the Company's senior Human Resources officer or other individuals to whom the Committee has delegated the authority to take action under the Plan. Wherever Committee is referenced in the Plan, it shall be deemed to also refer to Designee.

Section 2.16
Disability. "Disability" means eligibility for long term disability benefits under the terms of the Company's Long-Term Disability Plan.

Section 2.17
Eligible Compensation. "Eligible Compensation" means any Base Salary, Annual Bonus Compensation, Incentive Compensation, and/or Cash Long-Term Incentive Plan compensation otherwise payable with respect to a Plan Year.

Section 2.18
ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.19
Form of Payment. "Form of Payment" means payment in one lump sum or in substantially equal annual installments of two (2) to fifteen (15) years. If the Form of Payment is substantially equal annual installments, each installment shall constitute a separate payment for purposes of Code Section 409A.

Section 2.20
Hardship Withdrawal. "Hardship Withdrawal" means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency, as defined in Code section 409A(a)(2)(B)(ii), pursuant to Section 7.08.

Section 2.21
Hypothetical Investment Benchmark. "Hypothetical Investment Benchmark" shall mean the phantom investment benchmarks which are used to measure the return credited to a Participant's Deferral Account.

Section 2.22
Incentive Compensation. "Incentive Compensation" means the amount awarded to a Participant for a Plan Year under any incentive plan maintained by the Company, such as commission or other sales based compensation plans, as approved in the sole discretion of the Committee.

Section 2.23
Specified Employee. "Specified Employee" means a "specified employee" within the meaning of Code Section 409A(2)(8).

Section 2.24
Matching Contribution. "Matching Contribution" means the amount of any matching contribution that the Company will make to the Plan.

Section 2.25
Participant. "Participant" means any individual who is eligible or makes an election to participate in this Plan and who elects to participate by submitting a Participation Agreement as provided in Article IV.

Section 2.26
Participation Agreement. "Participation Agreement" means an agreement submitted by a Participant in accordance with Article IV.

Section 2.27
Plan Year. "Plan Year" means a twelve-month period beginning January 1 and ending the following December 31.

Section 2.28
Qualified Retirement. For participants hired on or after January 1, 2019, "Qualified Retirement" means retirement of a Participant from the Company after attaining age 55 with at least ten (10) years of service. For Participants hired prior to January 1, 2019, "Qualified Retirement" is defined as 65 or age 55 with at least five (5) years of service. Years of service will be calculated in accordance with the method adopted by the Company.

Section 2.29
Qualified Retiree. "Qualified Retiree" means a Participant who has experienced a Qualified Retirement.

Section 2.30
Separation from Service. "Separation from Service" means a reduction in a Participant’s services (regardless whether performed as an employee or independent contractor) to a rate that is reasonably anticipated to be a permanent reduction in services to 20 percent or less of the average rate of services performed prior to such reduction. If a Participant ceases or reduces services under a bona fide leave of absence, a Separation from Service occurs after the close of the six (6)-month anniversary of such leave, provided however that the Separation from Service shall be delayed to the extent that the Participant has a statutory or contractual right to reemployment. Determination of whether a Separation from Service occurs shall be made in a manner that is consistent with the principles in Reg. 1.409A-1(h).

Section 2.31
Unforeseeable Emergency. "Unforeseeable Emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 2.32
Valuation Date. "Valuation Date" means the last day of the calendar month during which a Participant’s last deferral occurs or such other date as the Committee in its sole discretion may determine.

Section 2.33
Signing Bonus. "Signing Bonus" means the bonus offered to selected Participants in connection with an acquisition of another entity by the Company. The decision whether a Signing Bonus shall be eligible for deferral pursuant to the terms of this Plan shall be made in the sole discretion of the Committee prior to the Signing Bonus being presented in an offer letter or employment agreement with the Participant.

ARTICLE Ill
ADMINISTRATION Section 3.01

Section 3.01
Administrative Committee Duties.
The Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other person administering this Plan by the Committee. The Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.

The Committee may delegate responsibility for performing certain administrative functions under this Plan to certain employees of the Company or outside third parties. The Committee shall be responsible for determining issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, inservice withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Committee may designate one of its members as a Chairperson and may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

Neither the Committee nor a member of the Board shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Committee shall keep records of all of their respective proceedings and the Committee shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

The Company shall, to the fullest extent permitted by law, indemnify each Director, officer or employee of the Company (including the heirs, executors, administrators and other personal representatives of such person), each member of the Committee against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company or the Committee.

Any expense incurred by the Company or the Committee relative to the administration of this Plan shall be paid by the Company and/or may be deducted from the Deferral Accounts of the Participants as determined by the Committee.

Section 3.02
Claim Procedure. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Committee. If the Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Committee shall inform the claimant in writing of such determination and the reasons therefore in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Committee determines that additional time, not exceeding 90 days, is needed and so notifies the Participant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Committee a notice that the claimant contests the denial of their claim and desires a further review by the Committee. The Committee shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Committee. The Committee will render a final decision on behalf of the Company with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Chairperson of the Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Committee fails to respond to a claim submitted in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

ARTICLE IV PARTICIPATION

Section 4.01
Participation. Participation in the Plan shall be limited to executives who (i) meet such eligibility criteria as the Committee shall establish from time to time, and (ii) elect to participate in this Plan by submitting a Participation Agreement via the third party administrator’s website during the defined Open Enrollment period. A Participation Agreement must be submitted prior to the December 31st immediately preceding the Plan Year for which it is effective. The Committee shall have the discretion to establish special deadlines regarding the submission of Participation Agreements for Participants if it determines that such deadlines conform to the requirements of Code Section 409A.

Section 4.02
Contents of Participation Agreement. Subject to Article VII, each Participation Agreement shall set forth: (i) the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the "Deferred Amount"), expressed as a percentage of the Base Salary, Annual Bonus or Cash LTIP. for such Plan Year or performance period; provided, that the minimum Deferred Amount for any Plan Year or performance period shall not be less than one percent (1%) and the maximum Deferred Amount shall not exceed eighty percent (80%); (ii) the period after which payment of the Deferred Amount is to be made or begin to be made (the "Deferral Period"), which shall be the earlier of (A) a number of full years, not less than three, and (B) the period ending upon the Qualified Retirement or prior termination of employment of the Participant, and (iii) the form in which payments are to be made, which may be a lump sum or in substantially equal annual installments of two (2) to fifteen (15) years.

Section 4.03
Modification or Revocation of Election by Participant. A Participant may not change the amount of their Base Salary Deferrals during a Plan Year. However, a Participant may discontinue a Base Salary Deferral election at any time by submitting, on such forms and subject to such limitations and restrictions as the Committee may prescribe in its discretion, a revised Participation Agreement with the third party administrator. If approved by the Committee, revocation shall take effect as of the first payroll period next following its submission. If a Participant discontinues a Base Salary Deferral election during a Plan Year, they will not be permitted to elect new Deferrals of eligible compensation again until the first day of the Plan Year which immediately follows twelve (12) months from the date of discontinuance.

In addition, the Deferral Period may be extended if an amended Participation Agreement is submitted to the Committee at least one full calendar year before the Deferral Period (as in effect before such amendment) ends. As described in Section 7.11, an extension on a Deferral Period must result in a delay of payment for a minimum of five (5) years from the initial deferral period and otherwise satisfy the requirements of Code Section 409A.

4.04 Deferral of Signing Bonuses
Notwithstanding any provision to the contrary, the deferral of a Signing Bonus offered to selected Participants in connection with an acquisition shall be governed exclusively by this Section 4.04. The decision whether to offer the deferral opportunity with respect to all or any portion of a Signing Bonus shall be made in the sole discretion of the Committee. In the event the Committee decides to offer such deferral option to a Participant, the election to defer shall be included in the offer letter or employment agreement presented to such Participant. In the event a deferral option is offered with respect to a Signing Bonus, any such deferrals shall not be eligible for Matching Contributions described in Section 7.02.

ARTICLE V
DEFERRED COMPENSATION

Section 5.01
Elective Deferred Compensation. The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Committee, or designee, to the Participant's Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan. However, if the Participant elects to defer a large percentage of Eligible Compensation and the election does not allow enough remaining compensation for required withholdings or deductions, the withholdings and deductions will be subtracted from the eligible compensation first, followed by deferral of the remaining eligible compensation.

Section 5.02
Vesting of Deferral Account. Except as provided in Section 7.03, a Participant shall be 100% vested in their Deferral Account at all times.

ARTICLE VI
MAINTENANCE AND INVESTMENT OF ACCOUNTS Section 6.01

Section 6.01
Maintenance of Accounts. Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods and/or forms of payment. A Participant's Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Committee, or Designee, shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 5.01 and Section 6.02 and distributions pursuant to Article VII that conform to Code Section 409A with respect to such Deferral Account since the preceding Valuation Date.

Section 6.02
Hypothetical Investment Benchmarks. Each Participant shall be entitled to direct the manner in which their Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Centene Corporation Voluntary Nonqualified Deferred Compensation Plan Committee from time to time, and in accordance with such rules, regulations and procedures as the Centene Corporation Voluntary Nonqualified Deferred Compensation Plan Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant's investment elections shall begin to accrue as of the date such Participant's Deferral Amounts are credited to their Deferral Accounts.

Section 6.03
Statement of Accounts. Participants will have the ability to access account information via a web site provided by the designated third party administrator. Participants may also receive an account statement upon a written request to the Committee.

ARTICLE VII BENEFITS

Section 7.01
Time and Form of Payment. At the end of the Deferral Period for each Deferral Account, the Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement; provided that if the Participant has elected to receive payments from a Deferral Account in a lump sum, the Company shall pay the balance in such Deferral Account (determined as of the most recent Valuation Date preceding the end of the Deferral Period) in a lump sum in cash as soon as practicable after the end of the Deferral Period. If the Participant has elected to receive payments from a Deferral Account in installments, the Company shall make annual cash only payments from such Deferral Account, each of which shall consist of an amount equal to (i) the balance of such Deferral Account as of the most recent Valuation Date preceding the payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid as soon as practicable after the end of the Deferral Period and each subsequent installment shall be paid on or about the anniversary of such first payment. Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment).

Section 7.02
Matching Contribution. Each Participant who elects to make deferrals of Eligible Compensation to the Plan will be eligible to receive a Matching Contribution equal to fifty percent (50%) of the first six percent (6%) of the Participant's Eligible Compensation being deferred to the Plan for such Plan Year (excluding deferrals to the Plan from the Participant’s Cash Long-Term Incentive Plan and stock based compensation), reduced by any matching contributions made by the Company to the Centene Management Corporation Retirement Plan (401k Plan) for such Plan Year. When due, Matching Contributions shall be credited to a Participant’s account in conjunction with the Company’s regular payroll schedule.

Section 7.03
Matching Contribution Vesting. Participants will vest in Matching Contributions as set forth under the Participant's 401(k) plan. The vesting schedule is:

Less than 1 year	0%
1 year	10%
2 years	30%
3 years	60%
4 years	80%
5 years	100%

Section 7.04

Separation from Service and Qualified Retirement. Subject to Section 7.01 and Section 7.07 hereof, if a Participant has elected to have the balance of his or her Deferral Account distributed upon Qualified Retirement or other Separation from Service, the account balance of the Participant (determined as of the Valuation Date immediately following the Participant’s last deferral after such Qualified Retirement or other Separation from Service) shall be distributed as soon as practicable following the Qualified Retirement or other Separation from Service in installments or a lump sum in accordance with the Plan and as elected in the applicable Participation Agreement.

For these purposes, a Participant who elects to have his or her Deferral Account distributed upon Qualified Retirement may choose between a lump sum or annual installments which do not exceed fifteen (15) years. Participants who terminate employment and who experience a Separation from Service but do not satisfy the Qualified Retirement definition shall choose between a lump sum or annual installments not to exceed five (5) years.

Deferral elections applicable to future Annual Bonus and/or Cash LTIP payments will be honored for Participants who had a Qualified Retirement or a Separation from Service. In addition, a Participant who experiences a Qualified Retirement or Separation from Service will be allowed to defer Annual Bonus and/or Cash LTIP payments that are paid after such Qualified Retirement or Separation from Service. However, if a Participant who experiences a Qualified Retirement or Separation from Service has received a full distribution and has a zero-account balance at the time of the Annual Bonus or Cash LTIP payment, no deferral will be taken from such Annual Bonus or Cash LTIP payment.

Section 7.05
In-Service Distributions. Subject to Section 7.01 and Section 7.07 hereof, if a Participant has elected to defer Eligible Compensation under the Plan for a stated number of years, the account balance of the Participant (determined as of the most recent Valuation Date immediately following such Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement.

Section 7.06
Death or Disability. Notwithstanding the provisions of Section 7.04 and Section 7.05 hereof and any Participation Agreement, if a Participant dies or experiences a Disability prior to Qualified Retirement and prior to receiving full payment of his or her Deferral Account(s), the Company shall pay the remaining balance (determined as of the Valuation Date immediately following such event) to the Participant or the Participant's Beneficiary or Beneficiaries (as the case may be) in a lump sum in cash only (notwithstanding Section 7.01 hereof) as soon as practicable following the occurrence of such event. Subject to Section 6.02 hereof, the amount distributable under the preceding sentence of this Section 7.06 shall be based on the Participant's investment selections. If a Participant who terminates employment due to death or disability, makes a Base Salary or Incentive Deferral from the final paycheck, and the final paycheck is paid after the Valuation Date, any distributions will be valued on the Valuation Date immediately following the final Base Salary or Incentive Deferral.

Section 7.07
Delay for Specified Employees. Notwithstanding this Article VII, if a Deferral Period ceases upon Separation from Service (other than for death or Disability), payments to a Participant who is a Specified Employee shall not be made until the close of the six (6) month anniversary of such Separation from Service. If during such six (6) month delay a Participant dies, payments shall be made pursuant to Section 7.06.

Section 7.08
Hardship Withdrawals. Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant shall be entitled to early payment of all or part of the balance in their Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.08. A distribution pursuant to this Section 7.08 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 7.08 shall be made to the Committee in such form and in accordance with such procedures as the Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 7.08 shall be made solely by the Committee.

Section 7.09
Change of Control Election. In the event of a Separation from Service as a result of a Change of Control, the participant's account balance will be paid out as specified in their Change in Control election. This is a separate election from the Form of Payment election and this election applies to all Plan Years. The Participant can elect to have the same distribution schedule as previously elected, a lump sum payment or installments over two (2) to fifteen (15) years. The first such installment shall be paid as soon as practicable after the Change in Control and each subsequent installment shall be paid on or about the anniversary of such first payment. If there is no Change in Control election at the time a Change in Control occurs, the Participant’s previous elections will be the default and will be followed. The Participant can change their Change in Control election by making a written request to the Committee. The Committee will inform the claimant in writing of the determination of the request within 90 days of the receipt of the request.

Section 7.10
Withholding of Taxes. Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

Section 7.11
Changes in Payment Elections. A Participant may modify the time or the form of payment elections made on his or her Participation Agreement under the following circumstances: (i) any such election to modify may not take effect until at least twelve (12) months following the date of such election; (ii) if the election relates to a payment based on a Separation from Service, which includes a Qualified Retirement, or on a Change of Control or if the payment is at a specified time or pursuant to a fixed schedule, the election must result in payment being made not earlier than five (5) years following the date upon which the payment would otherwise would have been made; and (iii) if the election is related to payment at a specified time or pursuant to a fixed schedule, the Participant must make the election not less than twelve (12) months prior to the date the payment is scheduled to be made.

ARTICLE VIII
BENEFICIARY DESIGNATION

Section 8.01
Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as their Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by accessing the web site of the third party administrator and making such changes.

Section 8.02
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's Beneficiary shall be deemed to be the Participant's estate.

ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN

Section 9.01
Amendment. The Board or the Committee may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect. Interpretation of the Plan by the Board or the Committee shall be made in a manner that is consistent with the intent that the Plan conform to the requirements of Code Section 409A.

Section 9.02
Company's Right to Terminate. The Board or the Committee may at any time terminate the Plan with respect to future Participation Agreements. The Board or the Committee may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company, and upon any such termination, the Company shall immediately pay to each Participant in a lump sum the accrued balance in their Deferral Account (determined as of the most recent Valuation Date preceding the termination date). Such termination, however, shall be made in a manner that conforms to the requirements of Code Section 409A.

ARTICLE X MISCELLANEOUS

Section 10.01
Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 10.02
No Assignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

Section 10.03
Hypothetical Investment Benchmarks. (a) Each Participant shall be entitled to direct the manner in which their Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Committee from time to time, and in accordance with such rules, regulations and procedures as the Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant's investment elections shall begin to accrue as of the date such Participant's Deferral Amounts are credited to their Deferral Accounts.

Section 10.04
Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.05
Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Missouri, without reference to principles of conflict of law, except to the extent preempted by federal law.

Section 10.06
Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant's employment or the policies of the Company and its affiliates regarding termination of employment.

Section 10.07
Underlying Incentive Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating any Eligible Compensation arrangement or the incentive plans and programs pursuant to which cash awards are earned and which are deferred under this Plan.

Section 10.08
Section 409A. Notwithstanding any other provisions of the Plan or any Participation Agreement to the contrary, no payment shall be granted, deferred, accelerated, extended, made or modified under this Plan in a manner that would result in the imposition of an additional tax under Code Section 409A upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Code Section 409A, payments under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Participation Agreement, as the case may be, without causing the Participant receiving such payment to be subject to taxation under Code Section 409A, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Code Section 409A; which, if the Participant is a Specified Employee within the meaning of the Code Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. The Company shall use commercially reasonable efforts to implement the provisions of this Section 10.09 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to a Participant with respect to this Section 10.09.

IN WITNESS WHEREOF, the Company has caused this Amendment and Restatement of the Plan to be executed by its duly authorized officer or representative.

CENTENE CORPORATION

By: /s/ Christopher A. Koster
Name: Christopher A. Koster
Title: Executive Vice President, Secretary and General Counsel

APPENDIX A

Centene Corporation Common Stock (CNC)
MainStay VP U.S. Government Money Market - Initial Class
MFS® Value Series - Initial Class
Fidelity® VIP Index 500 Portfolio - Initial Class
Fidelity® VIP Growth Portfolio - Initial Class
Fidelity® VIP Contrafund® Portfolio - Initial Class
Janus Henderson VIT Enterprise Portfolio - Institutional Class
T. Rowe Price New America Growth Portfolio
T. Rowe Price International Stock Portfolio
PIMCO VIT Total Return Portfolio-Administrative Class Shares
Janus Henderson VIT Enterprise Portfolio - Institutional Class
T. Rowe Price Blue Chip Growth Portfolio
Lord Abbett Series - Mid-Cap Stock Portfolio - Class VC
VOYA Russell Mid Cap Index Portfolio - Initial Class
Delaware VIP® Small Cap Value Series-Standard Class
MainStay VP Eagle Small Cap Growth Portfolio - Initial Class
MainStay VP Small Cap Core - Initial Class
LVIP Baron Growth Opportunities Fund - Service Class
MainStay VP Emerging Markets Equity - Initial Class
Moody's Corporate Bond Average
Fidelity VIP Freedom 2010 Portfolio - Initial Class
Fidelity VIP Freedom 2020 Portfolio - Initial Class
Fidelity® VIP Freedom 2030 Portfolio - Initial Class
Fidelity® VIP Freedom 2040 Portfolio - Initial Class
Fidelity® VIP Freedom 2050 Portfolio - Initial Class